Exhibit 99.1

EMPIRE STATE REALTY TRUST EXERCISES OPTIONS TO ACQUIRE

INTERESTS IN TWO MANHATTAN PROPERTIES

New York, New York, May 19, 2014—Empire State Realty Trust, Inc. (NYSE: ESRT) (the “Company”), a leading real estate investment trust with office and retail properties in Manhattan and the greater New York metropolitan area, today announced that it has exercised its options to purchase the ground and operating leases at 112 West 34th Street and the ground lease at 1400 Broadway (the “option properties”) for a total of approximately $734 million in cash, common stock and operating partnership (“OP”) units. The acquisitions are expected to close within 90 days, subject to customary closing conditions.

The Company will acquire the leaseholds under the terms of the option agreements which set the consideration to be paid to participants in cash, stock and units. 112 West 34th Street’s leaseholds and fee title to a small contiguous property will be acquired for approximately $423.6 million, or approximately $570 per square foot, consisting of $87.7 million by assumption of existing mortgage debt, $115.5 million in cash and $220.4 million in shares of Class A and Class B common stock and Series PR OP units, based on the average closing price of ESRT Class A shares over a four-week period ending ten days prior to closing. 1400 Broadway’s leasehold will be acquired for $310.0 million, or approximately $346 per square foot, consisting of $80.0 million by assumption of existing mortgage debt, $85.5 million in cash, and $144.5 million in shares of Class A and Class B common stock and Series PR OP units, based on the average closing price of ESRT Class A shares over a four-week period ending ten days prior to closing. Pursuant to the option agreements, the prices were determined by an independent appraisal process.

Pursuant to the option agreements, both Anthony E. Malkin, the Company’s Chairman and CEO, and Peter L. Malkin, the Company’s Chairman Emeritus, recused themselves from acting on behalf of the Company in the appraisal process. Given their interests in the option properties, the Malkins additionally recused themselves from any management recommendation and Board vote on the transactions.

About Empire State Realty Trust

Empire State Realty Trust, Inc. (NYSE: ESRT), a leading real estate investment trust (REIT), owns, manages, operates, acquires and repositions office and retail properties in Manhattan and the greater New York metropolitan area, including the Empire State Building, the world’s most famous office building. Headquartered in New York, New York, the Company’s office and retail portfolio covers 8.4 million rentable square feet, as of March 31, 2014, consisting of 7.7 million rentable square feet in 12 office properties, including seven in Manhattan, three in Fairfield County, Connecticut and two in Westchester County, New York; and approximately 624,000 rentable square feet in the retail portfolio. The Company also owns land at the Stamford, Connecticut Transportation Center that supports the development of an approximately 380,000 rentable square foot office building and garage. Additionally, it has exercised its option to acquire two additional Manhattan office properties encompassing approximately 1.5 million rentable square feet of office space and over 150,000 rentable square feet of retail space at the base of the buildings, expected to close within 90 days, subject to customary closing conditions.

Forward-Looking Statements

This press release includes “forward looking statements”. Forward-looking statements may be identified by the use of words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates,” “contemplates,” “aims,” “continues,” “would” or “anticipates” or the negative of these words and phrases or similar words or phrases. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: the factors included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, including those set forth under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and “Properties.” While forward-looking statements reflect the Company’s good faith beliefs, they are not guarantees of future performance. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes after the date of this press release, except as required by applicable law. For a further discussion of these and other factors that could impact the Company’s future results, performance or transactions, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, and other risks described in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. Prospective investors should not place undue reliance on any forward-looking statements, which are based only on information currently available to the Company (or to third parties making the forward-looking statements).

Contact:

Investors

Empire State Realty Trust Investor Relations

(212) 850-2678

IR@empirestaterealtytrust.com

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